GameTech Announces $5.0 Million Share Repurchase Program

GameTech International, Inc., Reno, NV (Nasdaq: GMTC - News), a leading designer, developer and marketer of computerized bingo and gaming equipment, systems, and services, today announced that its board of directors has authorized a $5.0 million share repurchase program. The shares from the new $5.0 million authorization are expected to be acquired through open market transactions over a period of up to the next 12 months. The actual number and timing of share repurchases will be subject to market conditions and applicable SEC rules.

About GameTech International, Inc.

GameTech International, Inc. (“Company” or “GameTech”) is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices. Under the Summit Gaming ™ brand the company provides video lottery terminal devices and related software and content. GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom. The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements contained in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the final amount that is expended on share repurchases, the actual number of shares of common stock repurchased, changes in the market price of the Company’s common shares of stock. GameTech cautions that these statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include change in cash availability to the Company, our dependence on the bingo and video lottery terminal businesses, risks associated with rapid technological change, our ability to retain customers and secure new customers, and other factors disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update such statements.